Exhibit 3.2

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

ALERIS INTERNATIONAL, INC.

INTO

IMCO RECYCLING INC.

(Pursuant to Section 253 of the General Corporation

Law of the State of Delaware)

IMCO Recycling Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That IMCO Recycling Inc. (the “Company”) was incorporated on the 14th day of February, 1985, pursuant to the General Corporation Law of the State of Delaware.

SECOND: That the Company owns all of the issued and outstanding shares of the capital stock of Aleris International, Inc. (“Aleris”), a corporation incorporated on the 26th day of October, 2004, pursuant to the General Corporation Law of the State of Delaware.

THIRD: That the board of directors of the Company adopted the following resolutions at a meeting held on December 7, 2004, and that such resolutions have not been rescinded and are in full force and effect on the date hereof:

RESOLVED, that IMCO Recycling Inc. merge, and it hereby does merge into itself Aleris International, Inc. and assumes all of its obligations;

FURTHER RESOLVED, that the merger shall be effective upon the date of filing with the Secretary of State of Delaware;

FURTHER RESOLVED, that the proper officer of this corporation be and he or she is hereby directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge said Aleris International, Inc. and assume its liabilities and obligations, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in anywise necessary or proper to effect said merger;

FURTHER RESOLVED, that, upon effectiveness of the merger, the Company’s corporate name shall be changed to Aleris International, Inc. and Article First of the Certificate of Incorporation, as amended, of this corporation shall be amended and restated in its entirety to read as follows:

Article First. The name of the corporation is Aleris International, Inc.

FOURTH: Anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board of Directors of the Company at any time prior to the time that this Certificate of Ownership and Merger filed with the Secretary of State of Delaware becomes effective.

IT WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer this 9th day of December, 2004.

IMCO RECYCLING INC.

By:	/s/ Paul V. Dufour
Name:	Paul V. Dufour
Title:	Executive Vice President